Exhibit (l)(2)

SUBSCRIPTION AGREEMENT

For and in consideration of the mutual agreements herein contained, _______________ (the “Subscriber”) hereby agrees to purchase from Ambassador Funds (the “Fund”), a Delaware statutory trust, and the Fund agrees to sell to the Subscriber, 100 shares of beneficial interest of the Ambassador Enhanced S&P 500 Index Fund, no par value, at the price of $10.00 per share, upon the following terms and conditions.

1.

The Subscriber agrees to pay $1,000.00 to the Fund upon demand.

2.

The Subscriber agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

SUBSCRIBER:

Date: ________________, 2005

_________________________________

Print Name: _______________________

SUBSCRIPTION AGREED TO:

AMBASSADOR FUNDS, on behalf of its series known as the “Ambassador Enhanced S&P 500 Index Fund”

Date: ________________, 2005

By: _____________________________

Name: _________________________

Title: ___________________________

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